Exhibit 10.23

EXECUTION COPY

$200,000,000

CREDIT AGREEMENT

DATED AS OF OCTOBER 27, 2004

AMONG

DREAMWORKS ANIMATION SKG, INC.,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO,

HSBC BANK USA, NATIONAL ASSOCIATION,

SYNDICATION AGENT,

SOCIÉTÉ GÉNÉRALE,

AS DOCUMENTATION AGENT,

AND

JPMORGAN CHASE BANK,

AS ADMINISTRATIVE AGENT

J.P. MORGAN SECURITIES INC. AND BANC OF AMERICA SECURITIES, LLC,

AS CO-LEAD ARRANGERS AND JOINT BOOKRUNNERS

i

4.11	Accuracy of Information	31
4.12	Federal Regulations	32
4.13	ERISA	32
4.14	Investment Company Act; Other Regulations	32
4.15	Subsidiaries	32
4.16	Purpose of Loans	32
4.17	Security Documents	32

SECTION 5. CONDITIONS PRECEDENT
5.1	Conditions to Initial Extension of Credit	33
5.2	Conditions to Each Extension of Credit	34

SECTION 6. AFFIRMATIVE COVENANTS
6.1	Financial Statements	35
6.2	Certificates; Other Information	35
6.3	Payment of Obligations	36
6.4	Conduct of Business and Maintenance of Existence	36
6.5	Compliance with Contractual Obligations and Laws	36
6.6	Maintenance of Property; Insurance	37
6.7	Inspection of Property; Books and Records; Discussions	37
6.8	Notices	37
6.9	Additional Collateral, etc	38
6.10	Further Assurances	39

SECTION 7. NEGATIVE COVENANTS
7.1	Financial Condition Covenants	39
7.2	Limitation on Liens	39
7.3	Limitation on Fundamental Changes	41
7.4	Limitation on Distributions	41
7.5	Limitation on Transactions with Affiliates	42
7.6	Limitation on Negative Pledge Clauses	42
7.7	Limitation on Restrictions on Subsidiary Distributions	42
7.8	Limitation on Modification of Organizational Agreements	42
7.9	Optional Payments and Modifications of Certain Debt Instruments	42

SECTION 8. REMEDIAL PROVISIONS
8.1	Events of Default	43

SECTION 9. THE AGENTS
9.1	Appointment	46
9.2	Delegation of Duties	46
9.3	Exculpatory Provisions	46
9.4	Reliance by Administrative Agent	46
9.5	Notice of Default	47
9.6	Non-Reliance on Agents and Other Lenders	47
9.7	Indemnification	47
9.8	Agent in Its Individual Capacity	47
9.9	Successor Administrative Agent	48
9.10	The Documentation Agent and Syndication Agent	48

SECTION 10. MISCELLANEOUS		48
10.1	Amendments and Waivers	48
10.2	Notices	49
10.3	No Waiver; Cumulative Remedies	49
10.4	Survival of Representations and Warranties	49
10.5	Payment of Expenses and Taxes	50
10.6	Successors and Assigns; Participations and Assignments	50
10.7	Adjustments; Set-off	53
10.8	Counterparts	53
10.9	Severability	53
10.10	Integration	53
10.11	GOVERNING LAW	53
10.12	Submission To Jurisdiction; Waivers	54
10.13	Acknowledgements	54
10.14	Releases of Guarantees and Liens	54
10.15	Confidentiality	55
10.16	WAIVERS OF JURY TRIAL	55
10.17	HBO Subordinated Loan Agreement	55
10.18	Distribution Intercreditor Agreement	55
10.19	Effective Date	55

SCHEDULES
Schedule 1.1	Commitments of Lenders
Schedule 3.1	Existing L/Cs
Schedule 4.1	Certain Asset Dispositions; Guarantee Obligations
Schedule 4.6	Litigation
Schedule 4.15	Subsidiaries
Schedule 4.17	UCC Filing Jurisdictions
Schedule 7.2(f)	Existing Liens
Schedule 7.5	Transactions with Affiliates

EXHIBITS
Exhibit A	Form of Guarantee and Collateral Agreement
Exhibit B	Form of Closing Certificate
Exhibit C-1	Form of Legal Opinion of Cravath, Swaine & Moore LLP
Exhibit C-2	Form of Legal Opinion of Katherine Kendrick, Esq.
Exhibit C-3	Form of Legal Opinion of Seyfarth Shaw
Exhibit C-4	Form of Legal Opinion of Richards, Layton & Finger
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Revolving Credit Loan Promissory Note
Exhibit F	Form of Exemption Certificate
Exhibit G	Terms of Specified Subordinated Indebtedness

CREDIT AGREEMENT, dated as of October 27, 2004, among DREAMWORKS ANIMATION SKG, INC., a Delaware corporation (“DW Animation”), the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), HSBC BANK USA, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”), SOCIÉTÉ GÉNÉRALE, as documentation agent (in such capacity, the “Documentation Agent”), and JPMORGAN CHASE BANK, as administrative agent for the Lenders hereunder.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors); “Base CD Rate” shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the CD Reserve Percentage and (b) the CD Assessment Rate; and “Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by JPMorgan Chase Bank from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”: JPMorgan Chase Bank, as the agent for the Lenders under this Agreement and the other Loan Documents, and any successor agent appointed pursuant to Section 9.9. References in this Agreement or any other Loan Document to the Administrative Agent that are contained in exculpatory or indemnification provisions (including, without limitation, Sections 9.3, 9.6, 9.7 and 10.5) shall be deemed to include J.P. Morgan Securities Inc. in its capacity as arranger of the Commitments.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the voting interests of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Documentation Agent, the Syndication Agent and the Administrative Agent.

“Aggregate First Cycle Residual Value”: as of any date of determination, an amount equal to the First Cycle Residual Value of all Motion Pictures released on or prior to such date.

“Aggregate Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Commitment Percentage of the aggregate L/C Obligations then outstanding and (c) such Lender’s Commitment Percentage of the aggregate principal amount of the Swingline Loans then outstanding.

“Aggregate Second Cycle Residual Value”: as of any date of determination, an amount equal to the Second Cycle Residual Value of all Motions Pictures released prior to such date.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: (a) 1.75% in the case of Eurodollar Loans and (b) 0.75% in the case of ABR Loans.

“Application”: with respect to each L/C, an application, in such form as the L/C Issuer may specify from time to time, requesting the L/C Issuer to open such L/C.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Board”: the Board of Governors of the Federal Reserve System of the United States of America or any successor.

“Borrowing Availability”: as of any date of determination, an amount equal to (a) 67% of the Aggregate First Cycle Residual Value as of such date, plus (b) 67% of the Aggregate Second Cycle Residual Value as of such date, minus (c) Total Debt of DW Animation and its Subsidiaries outstanding as of such date, whether or not included on a consolidated balance sheet of DW Animation (including the Universal Advance, but excluding Indebtedness outstanding under this Agreement, the HBO Subordinated Debt and up to $50,000,000 of Specified Subordinated Indebtedness) as of such date, plus (d) 100% of cash on hand of DW Animation or any Subsidiary Guarantor on such date to the extent constituting Collateral in which the Administrative Agent has a perfected first priority security interest. For the purposes of determining Borrowing Availability at any date, values and costs will in all cases be determined as of such date on a present value basis using a discount rate equal to the ABR plus the Applicable Margin.

“Borrowing Availability Certificate”: any certificate delivered pursuant to Section 6.2(g).

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2 or 2.4 as a date on which DW Animation requests the relevant Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles, California, are authorized or required by law to close; provided that,

when used in connection with a Eurodollar Loan with respect to which the Eurodollar Rate is determined based upon the Telerate screen (or any successor service), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“CD Assessment Rate”: for any day as applied to any ABR Loan, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the “FDIC”) classified as well-capitalized and within supervisory subgroup “B” (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC’s (or such successor’s) insuring time deposits at offices of such institution in the United States.

“CD Reserve Percentage”: for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall be satisfied.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment Fee”: as defined in Section 2.6.

“Commitment Fee Rate”: (a) on any date on which the Facility Exposure exceeds 50% of the aggregate Commitments, 0.50% per annum and (b) on any other date, 0.75% per annum.

“Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment at such time constitutes of the aggregate Commitments at such time (or, at any time after the Commitments shall have expired or terminated, the percentage which the Aggregate Revolving Extensions of Credit of such Lender at such time constitutes of the Facility Exposure at such time).

“Commitment Period”: the period from and including the Closing Date to but not including the Scheduled Termination Date or such earlier date on which the aggregate Commitments shall terminate as provided herein.

“Commitments”: as to any Lender, the obligation of such Lender to make Revolving Credit Loans to, to participate in Swingline Loans made to, and to participate in L/Cs issued on behalf of, DW Animation in an aggregate principal and/or face amount at any one time outstanding not to exceed (a) in the case of any Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1 under the caption “Commitments”, as such amount may be changed from time to time in accordance with this Agreement and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the aggregate Commitments, as such amount may be changed from time to time in accordance with this Agreement. The aggregate amount of the Commitments as of the Closing Date is $200,000,000.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with DW Animation within the meaning of Section 4001 of ERISA or is part of a group which includes DW Animation and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of determining liability under Section 412 of the Code, which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated August 2004 and furnished to certain Lenders with respect to DW Animation.

“Consolidated Cash Interest Expense”: for any period, total cash interest expense of DW Animation and its consolidated Subsidiaries with respect to all outstanding Indebtedness of DW Animation and its consolidated Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to L/Cs and bankers’ acceptance financing and amounts paid in cash (net of amounts received in cash) under interest rate protection agreements.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice or the lapse of time, or both, has been satisfied.

“Distribution Agreement”: the Distribution Agreement, between DreamWorks and DW Animation, dated on or prior to the Closing Date.

“Distribution Intercreditor Agreement”: the Intercreditor Agreement, dated on or prior to the Closing Date, among DreamWorks, DW Animation and the Administrative Agent relating to the Liens permitted by Section 7.2(l), in form and substance reasonably satisfactory to the Administrative Agent.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Free Television Exhibition”: Free Television Exhibition within the Domestic Territories.

“Domestic Territories”: the entire territorial United States and its possessions, territories and commonwealths, including the U.S. Virgin Islands, Puerto Rico, Guam, and the former U.S. Trust Territories of the Pacific Islands, including the Carolina Islands, the Marshall Islands and the Mariana

Islands, Saipan and American Samoa; the Dominican Republic, the British Virgin Islands, the Bahamas, Bermuda, Saba Island, St. Eustatius Island, St. Kitts Island, St. Martin Island, St. Maarten Island, and Canada and its possessions and territories.

“DreamWorks”: DreamWorks L.L.C., a Delaware limited liability company.

“DWA LLC”: DreamWorks Animation LLC, a Delaware limited liability company.

“Effective Date”: the date on which the conditions precedent set forth in paragraphs (a), (h) and (i) of Section 5.1 shall be satisfied.

“Employee Equity Plan”: the DW Animation 2004 Omnibus Incentive Compensation Plan dated on or prior to the Closing Date as such plan may be amended from time to time.

“Equity Interest”: any equity, ownership or profit participation interest in a Person.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each Eurodollar Loan during a specified Interest Period, the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period, commencing on the first day of such Interest Period, appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Administrative Agent and DW Animation or, in the absence of such agreement, the “Eurodollar Rate” shall instead be the rate per annum equal to the rate at which JPMorgan Chase Bank is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period, in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period, for a period equal to such Interest Period, and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1.

“Excluded Asset Sale”: with respect to DW Animation and its Subsidiaries, (a) any sale or other disposition of assets in the ordinary course of business, (b) any sale or other disposition of rights in films (or participations therein) and (c) any sale or other disposition of accounts receivable.

“Excluded Lease Debt”: (a) Indebtedness of DW Animation or any Subsidiary Guarantor pursuant to any guarantee of (i) the Indebtedness of any Person (the “Lessor”) incurred to finance the acquisition, design and construction of the animation division facility constructed by DW Animation in Glendale, California, and leased by the Lessor to Animation, and any refinancing thereof if the terms of such refinancing (other than monetary terms so long as such monetary terms are comparable to those obtainable in similar transactions) are no less favorable to the Lessor, the lessee and the Lenders in any material respect than those applicable to the Indebtedness being refinanced and (ii) certain related obligations of the Lessor and (b) Indebtedness pursuant to any refinancing of the Indebtedness referred to in clause (a) above so long as recourse for payment of such refinancing is expressly limited to such animation division facility.

“Existing L/C”: each letter of credit identified on Schedule 3.1 hereto that is outstanding on the Closing Date and each renewal of such letter of credit, each of which shall be deemed, on and after the Closing Date, to have been issued hereunder.

“Facility Exposure”: at any time, the sum of the Aggregate Revolving Extensions of Credit of all Lenders at such time.

“FDIC”: the Federal Deposit Insurance Corporation or any successor to the functions and powers thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank from three federal funds brokers of recognized standing selected by it.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“First Cycle Residual Value”: as of any date of determination with respect to any Motion Picture released on or prior to such date, an amount equal to (a) DW Animation’s remaining first cycle ultimates commencing with the second weekend after release of such Motion Picture (to be defined in a manner consistent with calculations of residual ultimates made in connection with any financial statements of DW Animation, whether pursuant to this Agreement or otherwise and including a ten-year limit) as of such date, less (b) all anticipated cash expenses (including distribution fees) directly associated with such ultimate as of such date.

“Foreign Free Television Exhibition”: Free Television Exhibition outside of the Domestic Territories.

“Foreign Pay Television Exhibition”: Pay Television Exhibition outside of the Domestic Territories.

“Foreign Subsidiary”: any Subsidiary of DW Animation organized under the laws of any jurisdiction outside the United States of America.

“Free Television Exhibition”: Television Exhibition, other than Pay Television Exhibition, without any fee being charged to the viewer for the privilege of unimpaired reception of such exhibition. For purposes of this definition, any government-imposed fees or taxes applicable to the use of television receivers generally or a regular periodic access, carriage or equipment fee (but not any optional premium subscription charge or fee paid with respect to Pay Television Exhibition) paid by a subscriber to a cable television transmission service or other transmission service or agency for the privilege of unimpaired reception shall not be deemed a fee charged to the viewer.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of DW Animation, Indebtedness in respect of the Loans.

“GAAP”: generally accepted accounting principles in the United States of America.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the National Association of Securities Dealers.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by DW Animation in good faith.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed by DW Animation and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“HBO”: Home Box Office, Inc., a Delaware corporation.

“HBO Attornment Agreement”: the Attornment Agreement, dated on or prior to the Closing Date, between HBO and DW Animation, confirming certain rights and obligations of DW Animation in respect of the HBO License Agreement.

“HBO License Agreement”: the License Agreement, dated as of March 7, 1995, between DreamWorks and HBO, as amended, supplemented or otherwise modified from time to time.

“HBO Subordinated Debt”: Indebtedness of DW Animation pursuant to the HBO Subordinated Loan Agreement in an aggregate principal amount not to exceed $50,000,000 (after giving effect to the prepayment referred to in Section 7.9(a)(ii)).

“HBO Subordinated Debt Documents”: the collective reference to (a) the HBO Subordinated Loan Agreement, (b) the other “Subordinated Loan Documents” referred to therein, (c) the HBO Attornment Agreement and (d) any other document or instrument entered into by DW Animation in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.

“HBO Subordinated Loan Agreement”: the Subordinated Loan Agreement between DW Animation and HBO pursuant to which DW Animation assumed the HBO Subordinated Debt, as amended, supplemented or otherwise modified from time to time.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person in respect of Financing Leases, (f) all obligations, contingent or otherwise, of such Person as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Equity Interest in respect of such Person, (h) all Guarantee Obligations of such Person in respect of Indebtedness of any other Person, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for purposes of Section 8.1(e) only, all obligations of such Person in respect of Swap Agreements. For purposes of Section 8.1(e) only, the “principal amount” of the obligations of any Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time. It is understood that the Universal Advance shall not constitute Indebtedness for the purpose of this Agreement.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Interest Payment Date”: (a) as to any ABR Loan or Swingline Loan (other than Swingline Loans which do not constitute Unrefunded Swingline Loans), the last day of each March, June, September and December and the Scheduled Termination Date, (b) as to any Swingline Loan which does not constitute an Unrefunded Swingline Loan, the last day such Loan is outstanding, (c) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (d) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or, to the extent available from all the Lenders, nine or twelve months thereafter), as selected by DW Animation in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or, to the extent available from all the Lenders, nine or twelve months thereafter), as selected by DW Animation by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Interest Period may be selected with respect to any Eurodollar Loan that would extend beyond the Scheduled Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Joint Venture”: any joint venture, partnership or other minority-owned entity (other than a Subsidiary) in which DW Animation or any of its Subsidiaries owns an interest.

“L/Cs”: as defined in Section 3.1(a), which shall be deemed to include the Existing L/Cs.

“L/C Commitment”: $50,000,000.

“L/C Fee Payment Date”: three Business Days after the last day of each March, June, September and December and the last day of the Commitment Period.

“L/C Issuer”: JPMorgan Chase Bank, in its capacity as issuer of any L/C; provided that at the option of JPMorgan Chase Bank, any L/C may instead be issued by JPMorgan Chase Bank Delaware, in which case JPMorgan Chase Bank Delaware shall be subject to, and entitled to the benefits of, the applicable provisions of this Agreement, as a “L/C Issuer”, with respect to any such L/C.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding L/Cs and (b) the aggregate amount of drawings under L/Cs which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all Lenders other than the L/C Issuer

“Lenders”: as defined in the preamble hereto; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Leverage Ratio”: at any date of determination, the ratio of Total Debt at such date to Total Capitalization at such date.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Distribution Intercreditor Agreement and the Applications.

“Loan Parties”: the collective reference to DW Animation and each Subsidiary Guarantor.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of DW Animation and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder and thereunder.

“Moody’s”: Moody’s Investors Service, Inc.

“Motion Picture”: pictures produced by and distributed of every kind and character whatsoever, including all present and future technological developments, whether produced by means of any photographic, electrical, electronic, mechanical or other processes or devices now known or hereafter devised, and their accompanying devices and processes whether pictures, images, visual and aural representations are recorded or otherwise preserved for projection, reproduction, exhibition, or transmission by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, including computer generated pictures and graphics other than video games.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: in connection with any asset sale, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such asset sale, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such asset sale and other customary fees actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable on a current basis, by DW Animation or its members, as a result thereof (after taking into account any available tax credits or deductions available to DW Animation and any tax sharing arrangements).

“Non-Excluded Asset Sale”: any asset sale by DW Animation or its Subsidiaries that is not an Excluded Asset Sale.

“Non-Excluded Taxes”: as defined in Section 2.17(a).

“Non-U.S. Lender”: any Lender (or Transferee) that is not (a) a citizen or resident of the United States of America, (b) a corporation or partnership, or other entity treated as a corporation or partnership for U.S. federal tax purposes, created or organized in and under the laws of the United States of America or a political subdivision thereof or (c) an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income.

“Notes”: the collective reference to any promissory note evidencing the Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to DW Animation, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of DW Animation to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements or Specified Cash Management Arrangements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the L/Cs, any Specified Swap Agreement, any Specified Cash Management Arrangement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by DW Animation pursuant hereto) or otherwise.

“Organizational Agreements”: the collective reference to the Restated Certificate of Incorporation and By-Laws of DW Animation.

“Participant”: as defined in Section 10.6(c).

“Pay Television Exhibition”: Television Exhibition that is available on the basis of the payment of a premium subscription charge or fee (as distinguished from an access, carriage or equipment fee) to any Person for the privilege of unimpaired reception of a transmission for viewing in a private residence or in a hotel, motel, hospital or other living accommodation or other non-public area, whether or not (a) such transmission is on a pay-per-view, pay-per-show, pay-per-channel or pay-per-time period basis, or (b) such premium subscription charge or fee is charged to the operator of a hotel, motel, hospital or other living accommodation.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which DW Animation or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Projected Sources”: for any Test Period, with respect to DW Animation and its Subsidiaries, the sum of (a) cash held by DW Animation and its Subsidiaries on the relevant Test Date and (b) the aggregate amount, without duplication and to the extent not already deducted in the definition of “Projected Uses”, of cash projected by DW Animation in good faith to be received during such Test

Period by DW Animation or any of its Subsidiaries from the following sources: (i) Unutilized Commitments to the extent Revolving Credit Loans could be borrowed thereunder on the relevant Test Date without resulting in a Default or Event of Default; (ii) other available commitments to make advances to DW Animation or any of its Subsidiaries during such Test Period and commitments to make payments of royalties to DW Animation or any of its Subsidiaries during such Test Period so long as, in each case, such commitments are subject to no conditions other than (x) performance by DW Animation or the relevant Subsidiary of the agreements giving rise to such commitments or (y) the passage of time; (iii) accounts receivables to be paid to DW Animation or any of its Subsidiaries during such Test Period; (iv) cash collections to be received during such Test Period (determined by reference to the ultimates used in calculating any component of Borrowing Availability) in respect of any completed and released film or television product; (v) cash collections to be received during such Test Period (determined on a break even basis) in respect of any uncompleted or completed but unreleased film or television product which is projected to be completed (if then uncompleted) and released during such Test Period; and (vi) distributions DW Animation or any of its Subsidiaries is entitled to receive during such Test Period from any Joint Ventures so long as (x) such entitlement is subject to no condition other than (1) performance by DW Animation or the relevant Subsidiary of the agreements giving rise to such entitlement, (2) any other condition the satisfaction of which is solely within the control of DW Animation or the relevant Subsidiary or (3) the passage of time and (y) each condition referred to in clause (x) above is expected by DW Animation in good faith to be satisfied during such Test Period, in each case determined on a consolidated basis by reference to the Section 6.2 Projections.

“Projected Uses”: for any Test Period, with respect to DW Animation and its Subsidiaries, the sum, without duplication and to the extent not already deducted in the definition of “Projected Sources”, of the following amounts as projected by DW Animation in good faith: (a) cash overhead for such Test Period; (b) Consolidated Cash Interest Expense for such Test Period; (c) tax expense for such Test Period; (d) cash expense for such Test Period attributable to remaining negative costs and prints and advertising expenses for films which have commenced principal photography or are projected to have commenced principal photography (and are also projected to be released) during such Test Period; (e) cash expenses for such Test Period in respect of television product for which confirmed orders have been received; (f) capital expenditures to be made during such Test Period; and (g) investments or advances to be made during such Test Period in or to Joint Ventures, in each case determined on a consolidated basis by reference to the Section 6.2 Projections.

“Refunded Swingline Loans”: as defined in Section 2.5(a).

“Register”: as defined in Section 10.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of DW Animation to reimburse the L/C Issuer pursuant to Section 3.5 for amounts drawn under L/Cs.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived.

“Required Lenders”: at any date, the holders of more than 50% of (a) the aggregate Commitments, or (b) if the Commitments have been terminated or for the purposes of determining whether to accelerate the Loans and L/C Obligations pursuant to Section 8.1, the Facility Exposure.

“Requirement of Law”: as to any Person, (a) the organizational or governing documents of such Person and (b) any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: any officer of DW Animation holding the title (or performing the functions) of chief executive officer, president, chief financial officer or treasurer.

“Revolving Credit Loans”: as defined in Section 2.1(a).

“Scheduled Termination Date”: November 1, 2009.

“Second Cycle Residual Value”: as of any date of determination with respect to any Motion Picture released on or prior to such date, an amount equal to (a) DW Animation’s remaining projected second cycle value as of such date, which have been reviewed by Ernst & Young LLP pursuant to procedures reasonably satisfactory to the Administrative Agent, less (b) all anticipated cash expenses directly associated with such ultimate as of such date. For the purposes of determining Second Cycle Value, (i) only the values associated with Domestic Free Television Exhibition, Foreign Pay Television Exhibition and Foreign Free Television Exhibition shall be included and (ii) second cycle ultimates (other than those that will derive from binding contracts in effect at the time of calculation) shall be limited to 50% of the first cycle ultimate.

“Section 6.2 Projections”: as defined in Section 6.2.

“Secured Obligations”: as of any date of determination, the aggregate amount as of such date of all Indebtedness and other obligations of DW Animation or any of its Subsidiaries secured by a consensual Lien on any asset of DW Animation or any of its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Separation Transactions”: the transactions contemplated in Article II of the Separation Agreement, dated on or prior to the Closing Date, among DreamWorks, DW Animation L.L.C. and DW Animation.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“S&P”: Standard & Poor’s.

“Specified Cash Management Arrangement”: any cash management arrangement entered into by DW Animation and any Lender or Affiliate thereof.

“Specified Subordinated Indebtedness”: Indebtedness of DW Animation which is evidenced by a promissory note substantially identical to Exhibit E.

“Specified Swap Agreement”: any Swap Agreement entered into by DW Animation and any Lender or Affiliate thereof in respect of interest rates or currency exchange rates.

“Subsidiary”: as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of DW Animation.

“Subsidiary Guarantor”: each Subsidiary of DW Animation party to the Guarantee and Collateral Agreement. It is understood that DWA Finance I LLC shall not be a Subsidiary Guarantor.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of DW Animation or any of its Subsidiaries or Affiliates shall be deemed a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

“Swingline Lender”: as defined in Section 2.3.

“Swingline Loans”: as defined in Section 2.3.

“Swingline Participation Amount”: as defined in Section 2.5(c).

“Television Exhibition”: with respect to any film, exhibition of such film using any form of motion picture copy for transmission by any means now known or hereafter devised (including over-the-air, cable, wire, fiber, master antennae, satellite, microwave, closed circuit, laser, multi-point distribution services or direct broadcast systems), which transmission is received, directly or indirectly by retransmission or otherwise, impaired or unimpaired, for viewing such film on the screen of a television receiver or comparable device now known or hereafter devised (including high definition television), other than home video exhibition, any exhibition pursuant to the HBO License Agreement or any theatrical exhibition.

“Test Date”: as defined in Section 7.1(a).

“Test Period”: as defined in Section 7.1(a).

“Total Capitalization”: at any date of determination, the sum of Total Debt at such date and book equity of DW Animation at such date, determined without giving effect to unrealized accounting gains and losses relating to interest rate hedge agreements. For the purpose of determining the Leverage Ratio pursuant to Section 7.1(b) at any time, book equity shall be deemed to include the Second Cycle Residual Value at such date.

“Total Debt”: at any date of determination, all Indebtedness of DW Animation and its Subsidiaries (other than Excluded Lease Debt and the HBO Subordinated Debt) determined on a consolidated basis in accordance with GAAP.

“Trademark License Agreement”: the License Agreement, dated on or prior the Closing Date, between DWA LLC and DreamWorks pursuant to which DW Animation shall grant DreamWorks a license to use certain trademarks.

“Transferee”: any Assignee or Participant.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Universal”: Universal Studios, Inc., a Delaware corporation.

“Universal Advance”: the Animation Advance (as defined in the Universal Interparty Agreement) in an amount not to exceed $75,000,000.

“Universal Advance Documents”: the Universal Master Agreement and the Universal Interparty Agreement, together with all other documents or instruments (or portions thereof) governing the terms of the Universal Advance, as amended, supplemented or otherwise modified from time to time.

“Universal Interparty Agreement”: the Interparty Agreement, dated on or prior to the Closing Date, among DreamWorks, DW Animation and Vivendi Universal Entertainment LLP.

“Universal Master Agreement”: the Master Agreement dated as of June 14, 1995, as amended and restated as of June 20, 2001, as further amended and restated as of October 31, 2003, among DreamWorks, Universal and Vivendi Universal Entertainment LLP, as further amended, supplemented or otherwise modified from time to time.

“Unrefunded Swingline Loans”: as defined in Section 2.5(c).

“Unutilized Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Commitment over (b) such Lender’s Aggregate Revolving Extensions of Credit.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(b) Unless otherwise specified herein, all accounting terms used herein (and in any other Loan Document and any certificate or other document made or delivered pursuant hereto or thereto) shall be interpreted, all accounting determinations shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time; provided, however, that if DW Animation notifies the Administrative Agent that DW Animation wishes to amend any covenant in Section 7 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies DW Animation that the Required Lenders wish to amend Section 7 for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to DW Animation and the Required Lenders.

(c) Unless otherwise stated herein, all calculations of ultimates pursuant to this Agreement shall be made in a manner consistent with calculations of ultimates made in connection with any financial statements prepared by DW Animation whether pursuant to this Agreement or otherwise.

(d) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. LOANS

2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to DW Animation from time to time during the Commitment Period. DW Animation may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Revolving Credit Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by DW Animation and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10; provided that no Revolving Credit Loan of a particular Lender shall be made as a Eurodollar Loan after the day that is one month prior to the Scheduled Termination Date.

2.2 Procedure for Revolving Credit Borrowing. DW Animation may borrow under the Commitments during the Commitment Period on any Business Day; provided that DW Animation shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 3:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or (b) 12:00 noon, New York City time on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether such borrowing shall consist of Eurodollar Loans or ABR Loans, and (iv) in the case of Eurodollar Loans, the respective amounts thereof and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then Unutilized Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from DW Animation, the Administrative Agent shall promptly notify each relevant Lender thereof. Each relevant Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of DW Animation at the office of the Administrative Agent specified in Section 10.2 prior to 1:00 P.M., New York City time, on the Borrowing Date requested by DW Animation in funds immediately available to the Administrative Agent. Such borrowing will then be made available to DW Animation by the Administrative Agent crediting the account of DW Animation on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the relevant Lenders and in like funds as received by the Administrative Agent; provided that if, on the Borrowing Date of any Revolving Credit Loans, any Swingline Loans shall be outstanding, the proceeds of such Revolving Credit Loans shall first be applied to pay in full such Swingline Loans, with any remaining proceeds to be made available to DW Animation as provided above.

2.3 Swingline Commitment. Subject to the terms and conditions hereof, JPMorgan Chase Bank (in such capacity, the “Swingline Lender”) agrees to make available to DW Animation a portion of the credit otherwise available under the Commitments from time to time during the Commitment Period by making Swingline loans (“Swingline Loans”) to DW Animation in an aggregate principal amount not to exceed at any one time outstanding the Swingline Commitment (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Loans hereunder, may exceed such Lender’s Commitment then in effect). During the Commitment Period, DW Animation may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. All Swingline Loans shall at all times be ABR Loans.

2.4 Procedure for Swingline Borrowing. Whenever DW Animation desires that the Swingline Lender make Swingline Loans under Section 2.3 it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 3:00 P.M., New York City time, on the proposed Borrowing Date), specifying (a) the amount to be borrowed and (b) the requested Borrowing Date. Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 5:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent for the account of DW Animation at the office of the Administrative Agent specified in Section 10.2 an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The proceeds of such Swingline Loan will then be made available to DW Animation on such Borrowing Date by the Administrative Agent crediting the account of DW Animation on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Swingline Lender and in like funds as received by the Administrative Agent.

2.5 Refunding of Swingline Loans. (a) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of DW Animation (which hereby irrevocably directs the Swingline Lender to act on its behalf), upon notice given by the Swingline Lender no later than 10:00 A.M., New York City time, on the relevant refunding date, request each Lender to make, and each such Lender hereby agrees to make, a Revolving Credit Loan (which shall be an ABR Loan), in an amount equal to such Lender’s Commitment Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to refund such Swingline Loans. Each Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at its office set forth in Section 10.2 in immediately available funds, no later than 1:00 P.M., New York City time, on the date of such notice. The proceeds of such Revolving Credit Loans shall be distributed by the Administrative Agent to the Swingline Lender and immediately applied by the Swingline Lender to repay the Refunded Swingline Loans. Effective on the day such Revolving Credit Loans are made, the portion of the Swingline Loans so paid shall no longer be outstanding as Swingline Loans.

(b) The making of any Swingline Loan hereunder shall be subject to the satisfaction of the applicable conditions precedent thereto set forth in Section 5.2 (unless otherwise waived in accordance with Section 10.1). The Swingline Lender shall notify DW Animation of its election not to make Swingline Loans hereunder as a result of the failure to satisfy such conditions precedent, unless an Event of Default of the type specified in Section 8.1(f) shall have occurred and be continuing.

(c) If, for any reason, Revolving Credit Loans may not be (as determined by the Administrative Agent in its sole discretion), or are not, made pursuant to Section 2.5(a) to repay Swingline Loans as required by said Section, then, effective on the date such Revolving Credit Loans would otherwise have been made, each Lender severally, unconditionally and irrevocably agrees that it shall purchase a participating interest in such Swingline Loans (“Unrefunded Swingline Loans”) in an amount equal to the amount of Revolving Credit Loans which would otherwise have been made by such

Lender pursuant to Section 2.5(a). Each such Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation (the “Swingline Participation Amount”), and the proceeds of such participation shall be distributed by the Administrative Agent to the Swingline Lender in such amount as will reduce the amount of the participating interest retained by the Swingline Lender in its Swingline Loans to the amount of the Revolving Credit Loans which were to have been made by it pursuant to Section 2.5(a).

(d) Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Lender’s obligation to make the Loans referred to in Section 2.5(a) and to purchase participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or DW Animation may have against the Swingline Lender, DW Animation or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of DW Animation; (iv) any breach of this Agreement or any other Loan Document by DW Animation or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.6 Commitment Fee. DW Animation agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”), computed at a rate per annum equal to the Commitment Fee Rate on the average daily amount of the unutilized Commitment of such Lender for the period for which such payment is made. The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the last day of the Commitment Period, commencing on the first of such dates to occur after the Effective Date. For the purposes of this Section 2.6, Swingline Loans shall be deemed not to constitute utilization of the Commitments.

2.7 Termination or Reduction of Commitments; Mandatory Prepayments. (a) DW Animation shall have the right, upon not less than five Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of the Commitments shall be permitted if, after giving effect thereto and to any repayments of the Loans made on the effective date thereof, (i) the Facility Exposure would exceed the aggregate Commitments then in effect or (ii) the Aggregate Revolving Extensions of Credit of any Lender would exceed such Lender’s Commitment. Any such reduction shall be in an amount equal to $10,000,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect.

(b) The Commitments shall automatically be permanently reduced on the date of any Non-Excluded Asset Sale (each, a “Specified Non-Excluded Asset Sale”) occurring on or after the date on which the aggregate fair market value of all assets sold or otherwise disposed of in connection with Non-Excluded Asset Sales since the Closing Date exceeds $50,000,000, such reduction to be in an amount equal to 100% of the Net Cash Proceeds of such asset sale (or the Specified Percentage of such Net Cash Proceeds, in the case of the first Specified Non-Excluded Asset Sale). As used in this Section 2.7(b), the term “Specified Percentage” means, with respect to the first Specified Non-Excluded Asset Sale, the quotient, expressed as a percentage, of (i) the excess of the aggregate fair market value of all assets sold or otherwise disposed of in connection with Non-Excluded Asset Sales (including such Specified Non-Excluded Asset Sale) since the Closing Date through the date of such Specified Non-Excluded Asset Sale over $50,000,000 and (ii) the aggregate fair market value of the assets sold or otherwise disposed of in connection with such Specified Non-Excluded Asset Sale.

(c) If, after giving effect to any reduction in the Commitments pursuant to Section 2.7(b), (i) the Aggregate Revolving Extensions of Credit of any Lender exceeds such Lender’s Commitment or (ii) the Facility Exposure exceeds the aggregate Commitments, DW Animation shall, on the date of such reduction, prepay the Revolving Credit Loans and/or Swingline Loans to the extent necessary to eliminate any such excess; provided that if any such prepayment is insufficient to eliminate any such excess (because L/C Obligations constitute a portion thereof), DW Animation shall, on the date of such reduction, to the extent of the balance of such excess, deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the relevant Lenders on terms and conditions reasonably satisfactory to the Administrative Agent, which deposit shall be released to DW Animation from time to time in the amount of each subsequent reduction of such L/C Obligations.

(d) Within ten Business Days after (i) the date of delivery of any Borrowing Availability Certificate showing that the Facility Exposure exceeds the Borrowing Availability then in effect or (ii) any date on which DW Animation shall otherwise become aware that the Facility Exposure exceeds the Borrowing Availability then in effect, DW Animation shall prepay the Revolving Credit Loans or Swingline Loans (or, if no such Loans remain outstanding, cash collateralize L/Cs on terms satisfactory to the Administrative Agent) in an amount sufficient to cause the Facility Exposure to be no greater than the Borrowing Availability then in effect. The application of any prepayment pursuant to this paragraph (d) shall be made first to ABR Loans and second to Eurodollar Loans.

2.8 Repayment of Loans; Evidence of Debt. (a) DW Animation hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender on the Scheduled Termination Date, the then unpaid principal amount of each Revolving Credit Loan and Swingline Loan made by such Lender. DW Animation hereby further agrees to pay interest in immediately available funds at the office of the Administrative Agent on the unpaid principal amount of the Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.12.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of DW Animation to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 10.6(b), and a subaccount therein for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Credit Loan or Swingline Loan, whether, if applicable, such Loan is an ABR Loan or a Eurodollar Loan, and any Interest Period applicable to such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from DW Animation to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from DW Animation and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of DW Animation therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any

error.therein, shall not in any manner affect the obligation of DW Animation to repay (with applicable interest) the Loans made to DW Animation by such Lender in accordance with the terms of this Agreement.

2.9 Optional Prepayments. DW Animation may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon at least one Business Day’s irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment, whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided that notice of any prepayment of Swingline Loans may be delivered to the Administrative Agent as late as, but not later than, 12:00 Noon, New York City time, on the date of such prepayment. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (in the case of any Eurodollar Loans) any amounts payable pursuant to Section 2.18 and (except in the case of ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans (other than Swingline Loans) pursuant to this Section 2.9 shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof (or, if less, the remaining outstanding principal amount thereof). Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof).

2.10 Conversion and Continuation Options. (a) DW Animation may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. DW Animation may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein; provided that no ABR Loan made by a particular Lender may be converted into a Eurodollar Loan after the date that is one month prior to the Scheduled Termination Date.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by DW Animation giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such after the date that is one month prior to the Scheduled Termination Date or when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if DW Animation shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

2.11 Minimum Amounts and Maximum Number of Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) there shall be no more than 10 Eurodollar Tranches outstanding at any time.

2.12 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.12 plus 2% or (y) in the case of any overdue interest, Commitment Fee or other amount, equal to the rate then applicable to ABR Loans plus 2%, in each case from the date of such non-payment until such amount is paid in full (whether before or after judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.13 Computation of Interest and Fees. (a) Commitment Fees and interest (other than interest calculated on the basis of the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest calculated on the basis of the Prime Rate shall be calculated on the basis of a 365- or 366- (as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify DW Animation and the Lenders of each determination of a Eurodollar Rate in respect of any Eurodollar Tranche. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify DW Animation and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on DW Animation and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of DW Animation, deliver to DW Animation a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

2.14 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon DW Animation) that, by reason of circumstances affecting the eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Eurodollar Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to DW Animation and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans and (y) any Loans that, on the first day of such Interest Period, were to be converted to or continued as Eurodollar Loans shall be converted to or continued as ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall DW Animation have the right to convert ABR Loans to Eurodollar Loans.

2.15 Pro Rata Treatment and Payments. (a) Except as contemplated by Section 2.7, (i) each reduction of the Commitments and each payment in respect of Commitment Fees shall be made pro rata according to the respective Commitment Percentages of the Lenders and (ii) each payment (including each prepayment) by DW Animation on account of principal of and interest on Loans shall be made pro rata according to the respective outstanding principal amount of such Loans then held by the Lenders. Notwithstanding anything to the contrary in this Agreement, if an Event of Default shall have occurred and be continuing, each payment (including each prepayment) by DW Animation on account of principal of and interest on Loans shall be made pro rata according to the respective outstanding principal amount of all such Loans then held by all Lenders. All payments (including prepayments) to be made by DW Animation hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 10.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to DW Animation a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.15(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from DW Animation.

2.16 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority (other than tax laws), in each case made subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate; or

(ii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender (other than an increase in taxes), by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in L/Cs or to reduce any amount receivable hereunder in respect thereof, then, in any such case, DW Animation shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.16(a), it shall promptly notify DW Animation, through the Administrative Agent, of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case made subsequent to the date hereof, has the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under any L/C to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to DW Animation (with a copy to the Administrative Agent) of a written request therefor, DW Animation shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) DW Animation agrees to pay to each Lender which requests compensation under this Section 2.16(c) (by notice to DW Animation), on the last day of each Interest Period with respect to any Eurodollar Loan made by such Lender, so long as such Lender shall be required to maintain reserves against “Eurocurrency liability” under Regulation D of the Board (or, so long as such Lender may be required by the Board or by any other Governmental Authority to maintain reserves against any other “category of liabilities” under Regulation D of the Board (or, so long as such Lender may be required by the Board or by any other Governmental Authority to maintain reserves against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any Eurodollar Loans), an additional amount (determined by such Lender and notified to DW Animation) representing such Lender’s calculation or, if an accurate calculation is impracticable, reasonable estimate (using such reasonable means of allocation as such Lender shall determine) of the actual costs, if any, incurred by such Lender during such Interest Period, as a result of the applicability of the foregoing reserves to such Eurodollar Loans, which amount in any event shall not exceed the product of the following for each day of such Interest Period:

(i) the principal amount of the Eurodollar Loans made by such Lender to which such Interest Period relates and outstanding on such day; and

(ii) the difference between (x) a fraction, the numerator of which is the Eurodollar Rate (expressed as a decimal) applicable to such Eurodollar Loan and the denominator of which is one minus the maximum rate (expressed as a decimal) at which such reserve requirements are imposed by the Board or other Governmental Authority on such date, minus (y) such numerator; and

(iii) a fraction the numerator of which is one and the denominator of which is 360.

Any Lender which gives notice under this Section 2.16(c) shall promptly withdraw such notice (by written notice of withdrawal given to the Administrative Agent and DW Animation) in the event such Lender is no longer required to maintain such reserves or the circumstances giving rise to such notice shall otherwise cease to exist.

(d) A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted by any Lender, through the Administrative Agent, to DW Animation shall specify in reasonable detail the basis for the request for compensation of such additional amounts and the method of computation thereof and shall be conclusive in the absence of manifest error. DW Animation shall (except as otherwise provided in Section 2.16(c)) pay each Lender the amount shown as due on any such certificate delivered by it within 30 days after receipt thereof. The obligations of DW Animation pursuant to this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Promptly after any Lender has determined that it will make a request for additional amounts pursuant to this Section 2.16, such Lender will notify DW Animation thereof. Failure on the part of any Lender so to notify DW Animation or to demand additional amounts with respect to any period shall not constitute a waiver of such Lender’s right to demand additional amounts with respect to such period or any other period; provided that DW Animation shall not be under any obligation to compensate any Lender with respect to increased costs or reductions with respect to any period prior to the date (the “Cut-Off Date”) that is six months prior to such request if such Lender was aware on the Cut-Off Date of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would in fact result in such increased costs or reduction and provided, further, that the limitation in the preceding proviso shall not apply to any increased costs or reductions arising out of the retroactive application of any Requirement of Law.

2.17 Taxes. (a) Except as otherwise required by law, all payments made by DW Animation under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) and branch profits taxes imposed on the Administrative Agent or any Lender (or Transferee) as a result of a present or former connection between the Administrative Agent or such Lender (or Transferee) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender (or Transferee) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender (or Transferee) hereunder, the amounts so payable to the Administrative Agent or such Lender (or Transferee) shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (or Transferee) (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that DW Animation shall not be required to increase any such amounts payable to any Non-U.S. Lender if such Non-U.S. Lender fails to comply with the requirements of paragraph (c) of this Section 2.17. Whenever any Non-Excluded Taxes are payable by DW Animation, as promptly as possible thereafter DW Animation shall send to the Administrative Agent for its own account or for the account of such Lender (or Transferee), as the case may be, a certified copy of an original official receipt received by DW Animation showing payment thereof. If DW Animation fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, DW Animation shall indemnify the Administrative Agent and the Lenders (and the Transferees) for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender (or Transferee) as a result of any such failure. The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) If any Lender (or Transferee) or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by DW Animation pursuant to this Section 2.17, which refund in the good faith judgment of such Lender (or Transferee) or the Administrative Agent, as the case may be, is attributable to such payment made by DW Animation, then the Lender (or Transferee) or the Administrative Agent, as the case may be, shall reimburse DW Animation (without interest, other than interest paid by the relevant taxing authority with respect to such refund) for such amount as the Lender (or Transferee) or the Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been if the payment had not been required. Each Lender (or Transferee) and the Administrative Agent, as the case may be, shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither any Lender (or Transferee) nor the Administrative Agent shall be obligated to disclose any information regarding its tax affairs or computations to DW Animation in connection with this paragraph (b) or any other provision of this Section 2.17.

(c) Each Non-U.S. Lender shall deliver to DW Animation and the Administrative Agent two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by DW Animation under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify DW Animation at any time it determines that it is no longer in a position to provide any previously delivered certificate to DW Animation (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.17(c), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.17(c) that such Non-U.S. Lender is not legally able to deliver.

(d) Notwithstanding any other provision of this Section 2.17, DW Animation shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States federal withholding tax pursuant to paragraph (a) above to the extent that the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a Participant, on the date such Participant became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan.

(e) Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by DW Animation if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

(f) Each Lender (or Transferee) represents that it is not, and agrees that at all times during the term of this Agreement will not be, a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(l) of the Code and the regulations thereunder) with respect to any Loan.

2.18 Indemnity. DW Animation agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by DW Animation in making a borrowing of Eurodollar Loans or in the conversion into or continuation of Eurodollar Loans after DW Animation has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by DW Animation in making any prepayment of Eurodollar Loans after DW Animation has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or the proposed Interest Period), in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the margin included therein) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. The obligations contained in this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Change of Lending Office. Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17 with respect to such Lender (or Transferee), it will, if requested by DW Animation, use reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.19 shall affect or postpone any of the obligations of DW Animation or the rights of any Lender (or Transferee) pursuant to Sections 2.16 and 2.17.

2.20 Replacement of Lenders under Certain Circumstances. DW Animation shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17 or (b) defaults in its obligation to make Revolving Credit Loans or Swingline Loans hereunder, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) DW Animation shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) DW Animation shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that DW Animation shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, DW Animation shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights which DW Animation, the Administrative Agent or any other Lender shall have against the replaced Lender or that the replaced Lender shall have under this Agreement.

SECTION 3. L/CS

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the L/C Issuer, in reliance on the agreements of the other Lenders set forth in Section 3.3(a), agrees to issue L/Cs (“L/Cs”) for the account of DW Animation on any Business Day during the Commitment Period in such form as may be approved from time to time by the L/C Issuer; provided that the L/C Issuer shall have no obligation to issue any L/C if, after giving effect to such issuance, the sum of the L/C Obligations would exceed the L/C Commitment. It is understood that the Existing L/Cs shall be deemed to constitute L/Cs hereunder. Each L/C (i) shall be denominated in Dollars, (ii) shall expire no later than the earlier of (x) the fifth Business Day prior to the Scheduled Termination Date and (y) the first anniversary of the date of issuance thereof; provided that any L/C with a one-year tenor may provide for the renewal thereof for additional one-year periods, and provided, further, that in no event shall such L/C extend beyond the date that is the fifth Business Day prior to the Scheduled Termination Date) and (iii) unless otherwise agreed by the L/C Issuer in its sole discretion, shall be in a face amount of at least $1,000,000. It is understood that the letter of credit described on Schedule 3.1 hereto shall be a “L/C” for all purposes of this Agreement.

(b) The L/C Issuer shall not at any time be obligated to issue any L/C hereunder if such issuance would conflict with, or cause the L/C Issuer or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of L/Cs. DW Animation may from time to time request that the L/C Issuer issue an L/C by delivering to the L/C Issuer at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the L/C Issuer, and such other certificates, documents and other papers and information as the L/C Issuer may reasonably request. Upon receipt of any Application, the L/C Issuer will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the L/C requested thereby (but in no event shall the L/C Issuer be required to issue any L/C earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such L/C to the beneficiary thereof or as otherwise may be agreed by the L/C Issuer and DW Animation. The L/C Issuer shall furnish a copy of such L/C to DW Animation and each Lender promptly following the issuance thereof.

3.3 L/C Participations. (a) The L/C Issuer irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the L/C Issuer to issue L/Cs hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the L/C Issuer, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Commitment Percentage in the L/C Issuer’s obligations and rights under each L/C and the amount of each draft paid by the L/C Issuer thereunder. Each L/C Participant unconditionally and irrevocably agrees with the L/C Issuer that, if a draft is paid under any L/C for which the L/C Issuer is not reimbursed in full by DW Animation in accordance with the terms of this Agreement, such L/C Participant shall pay to the L/C Issuer upon demand at the L/C Issuer’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to the L/C Issuer pursuant to Section 3.3(a) in respect of any unreimbursed portion of any payment made by the L/C Issuer under any L/C is paid to the L/C Issuer within three Business Days after the date such payment is due, such L/C Participant shall pay to the L/C Issuer on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by the L/C Issuer, during the period from and including the date such payment is required to the date on which such payment is immediately available to the L/C Issuer, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.3(a) is not in fact made available to the L/C Issuer by such L/C Participant within three Business Days after the date such payment is due, the L/C Issuer shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the L/C Issuer submitted to any L/C Participant with respect to any amounts owing under this Section 3.3 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the L/C Issuer has made payment under any L/C and has received from any L/C Participant its prorata share of such payment in accordance with Section 3.3(a), the L/C Issuer receives any payment related to such L/C (whether directly from DW Animation or otherwise), or any payment of interest on account thereof, the L/C Issuer will distribute to such L/C Participant its prorata share thereof; provided, however, that in the event that any such payment received by the L/C Issuer shall be required to be returned by the L/C Issuer, such L/C Participant shall return to the L/C Issuer the portion thereof previously distributed by the L/C Issuer to it.

3.4 Fees, Commissions and Other Charges. (a) DW Animation shall pay to the Administrative Agent, for the account of the Lenders, a letter of credit commission with respect to each L/C at a rate per annum equal to 1.75% on the average daily amount available to be drawn under such L/C during the period for which payment is made. Such commission shall be payable to the Lenders (including JPMorgan Chase Bank) to be shared ratably among them in accordance with their respective Commitment Percentages. In addition, DW Animation shall pay to the Administrative Agent, for the sole account of the L/C Issuer, a fronting fee with respect to each L/C at a rate per annum equal to 0.125% on the average daily amount available to be drawn under such L/C during the period for which payment is made. Each such letter of credit commission and fronting fee shall be payable in arrears on each L/C Fee Payment Date.

(b) In addition to the foregoing commissions and fees, DW Animation shall pay or reimburse the L/C Issuer for such reasonable and customary costs and expenses as are incurred or charged by the L/C Issuer in issuing, effecting payment under, amending or otherwise administering any L/C.

3.5 Reimbursement Obligation of DW Animation. DW Animation agrees to reimburse the L/C Issuer on each date on which the L/C Issuer notifies DW Animation of the date and amount of a draft presented under any L/C and paid by the L/C Issuer for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other reasonable costs or expenses incurred by the L/C Issuer in connection with such payment. Each such payment shall be made to the L/C Issuer at its address for notices specified herein in Dollars and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by DW Animation under this Section 3.5 from and including the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) to but not including the date of payment in full at the rate which would be payable on any outstanding ABR Loans which were then overdue. Each drawing under any L/C shall constitute a request by DW Animation to the Administrative

Agent for a borrowing of Revolving Credit Loans which are ABR Loans pursuant to Section 2.2 in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing, and the proceeds of such Revolving Credit Loans shall be applied by the Administrative Agent to reimburse the L/C Issuer for the amounts drawn under such L/C.

3.6 Obligations Absolute. DW Animation’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which DW Animation may have or have had against the L/C Issuer or any beneficiary of an L/C. DW Animation also agrees with the L/C Issuer that, except as contemplated by the next succeeding sentence, the L/C Issuer shall not be responsible for, and DW Animation’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among DW Animation and any beneficiary of any L/C or any other party to which such L/C may be transferred or any claims whatsoever of DW Animation against any beneficiary of such L/C or any such transferee. The L/C Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any L/C, except to the extent of any errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the L/C Issuer. DW Animation agrees that any action taken or omitted by the L/C Issuer under or in connection with any L/C or the related drafts or documents, if done in the absence of gross negligence and willful misconduct, shall be binding on DW Animation and shall not result in any liability of the L/C Issuer to DW Animation.

3.7 L/C Payments. If any draft shall be presented for payment under any L/C, the applicable L/C Issuer shall promptly notify DW Animation of the date and amount thereof. The responsibility of the L/C Issuer to DW Animation in connection with any draft presented for payment under any L/C shall, in addition to any payment obligation expressly provided for in such L/C, be limited to determining that the documents (including each draft) delivered under such L/C in connection with such presentment are in conformity with such L/C.

3.8 Applications; Uniform Customs. To the extent that any provision of any Application related to any L/C is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply. Each L/C shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the L/Cs, DW Animation hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Statements. The audited consolidated balance sheets of DW Animation as at December 31, 2001, December 31, 2002 and December 31, 2003, and the related consolidated statements of income and retained earnings and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly the consolidated financial condition of DW Animation as at each such date, and the consolidated results of its operations and its consolidated retained earnings and cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheets of DW Animation as at March 31, 2004 and June 30, 2004, and the related unaudited consolidated statements of income and retained earnings and of cash flows for the portion of the fiscal year ended on each such date, present fairly the consolidated financial condition of DW Animation as at such date, and the consolidated results of its operations and its consolidated retained earnings and cash flows for the portion of the fiscal year then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as set forth in Schedule 4.1, DW Animation and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the audited financial statements as at December 31, 2003 referred to in this paragraph. Except as set forth on Schedule 4.1, during the period from December 31, 2003 to and including the date hereof there has been no sale, transfer or other disposition by DW Animation or any of its Subsidiaries of any material part of its business or property.

4.2 No Material Adverse Change. Since December 31, 2003 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of DW Animation and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is qualified to do business in each jurisdiction where such qualification is required, except to the extent that the failure to qualify therein could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform each Loan Document to which it is a party and, in the case of DW Animation, to borrow hereunder and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and, in the case of DW Animation, the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or the other Loan Documents. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which any Loan Party is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of DW Animation or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than the Liens created by the Security Documents).

4.6 No Material Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of DW Animation, threatened by or against DW Animation or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. Neither DW Animation nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of DW Animation and its Subsidiaries has good title to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.2.

4.9 Intellectual Property. DW Animation and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does DW Animation know of any valid basis for any such claim. The use of such Intellectual Property by DW Animation and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Each of DW Animation and its Subsidiaries has filed or caused to be filed all material tax returns which, to the knowledge of DW Animation, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property by any Governmental Authority (other than any the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of DW Animation or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of DW Animation, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Accuracy of Information. Neither the Confidential Information Memorandum (taken as a whole and as supplemented by DW Animation prior to the date hereof) nor this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (excluding the projections, financial models and business plans referred to in the next succeeding sentence), contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date) any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading. The projections, financial models and business plans that have been or are hereafter prepared by DW Animation or any of its representatives and made available to the Administrative Agent or the Lenders have been or will be prepared in good faith based upon assumptions believed by the management of DW Animation to be reasonable, it being recognized that such projections, financial models and business plans, as they relate to future events, are not to be viewed as fact and that actual results during the period or periods covered thereby may differ materially from the projected results set forth therein. There is no fact known to any Credit Party on the Closing Date that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in such other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.12 Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect. If requested by any Lender or the Administrative Agent, DW Animation will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in said Regulation U.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except in each case to the extent that the liability which could reasonably be expected to result could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred except where, in connection with any such termination, the liability that could reasonably be expected to result could not reasonably be expected to have a Material Adverse Effect, and no Lien that remains undischarged in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, except in each case to the extent that the same could not reasonably be expected to have a Material Adverse Effect. Neither DW Animation nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither DW Animation nor any Commonly Controlled Entity would become subject to any liability under ERISA if DW Animation or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, except in each case to the extent that the same could not reasonably be expected to have a Material Adverse Effect. No such Multiemployer Plan is in Reorganization or Insolvent except where, in any such case, the liability that could reasonably be expected to result could not reasonably be expected to have a Material Adverse Effect.

4.14 Investment Company Act; Other Regulations. DW Animation is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. DW Animation is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

4.15 Subsidiaries. Set forth on Schedule 4.15 are the Subsidiaries of DW Animation as of the date hereof.

4.16 Purpose of Loans. The proceeds of the Loans shall be used by DW Animation for general purposes including, without limitation, to finance the development, production and distribution costs of entertainment software and to finance acquisitions and investments.

4.17 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.17(a) in appropriate form are filed in the offices specified on Schedule 4.17(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.2).

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent on or prior to November 15, 2004:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of DW Animation and each of the Persons listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by DW Animation and by a duly authorized officer of each Subsidiary Guarantor (other than any Excluded Foreign Subsidiary), and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Subsidiary which is an Issuer (as defined in the Guarantee and Collateral Agreement) but not a Loan Party.

(b) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, in each case reasonably satisfactory in form and substance to the Administrative Agent and, in any event, in the case of DW Animation, certifying that no Default or Event of Default is then in existence, executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

(c) DW Animation IPO. (i) The initial public offering of the common stock of DW Animation shall have been consummated and (ii) the amount of cash retained by DW Animation from such proceeds shall equal at least $150,000,000.

(d) Employment Agreement. Jeffrey Katzenberg shall have entered into an employment agreement reasonably satisfactory to the Administrative Agent.

(e) DreamWorks Securitization Documents. The documents relating to DreamWorks’ existing securitization shall have been amended in a manner reasonably satisfactory to the Administrative Agent to permit the exclusion of the animated film library from DreamWorks’ existing securitization.

(f) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, or substitute opinions, dated the Closing Date, reasonably satisfactory to the Administrative Agent:

(i) the executed legal opinion of Cravath, Swaine & Moore LLP, special counsel to DW Animation, substantially in the form of Exhibit C-1;

(ii) the executed legal opinion of Katherine Kendrick, General Counsel of DW Animation, substantially in the form of Exhibit C-2;

(iii) the executed legal opinion of Seyfarth Shaw, special counsel to DW Animation, substantially in the form of Exhibit C-3; and

(iv) the executed legal opinion of Richards, Layton & Finger, special counsel to DW Animation, substantially in the form of Exhibit C-4.

(g) Fees. The Administrative Agent shall have received, for the benefit of the Lenders, all fees and expenses required to be paid to the Lenders on or prior to the Closing Date.

(h) Financial Statements. The Lenders shall have received the financial statements referred to in Section 4.1.

(i) Projections. The Administrative Agent shall have received satisfactory projections through the 2009 fiscal year.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.2), shall be in proper form for filing, registration or recordation on the Closing Date.

(l) HBO Subordinated Debt. DW Animation shall have executed a written notice to HBO designating this Agreement as the “Senior Credit Agreement” for the purposes of the HBO Subordinated Loan Agreement.

(m) Distribution Intercreditor Agreement. The Administrative Agent shall have received and be satisfied with the Distribution Intercreditor Agreement, executed and delivered by DW Animation, DreamWorks and the Administrative Agent.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit (other than the conversion or continuation of ABR Loans or Eurodollar Loans) requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Credit Limits. After giving effect to such extension of credit, (i) the Aggregate Revolving Extensions of Credit of each Lender shall not exceed such Lender’s Commitment then in effect and (ii) the Facility Exposure shall not exceed the aggregate Commitments then in effect.

(d) Borrowing Availability. Either (i) DW Animation shall have delivered, within 10 calendar days prior to such extension of credit, an updated calculation of the Borrowing Availability demonstrating that, after giving effect to such extension of credit, the Facility Exposure would not exceed the Borrowing Availability or (ii) to DW Animation’s knowledge, after giving effect to such extension of credit, the Facility Exposure would not exceed the Facility Exposure if the most recent calculation of the Borrowing Availability were to be updated as of the date of such extension of credit.

Each borrowing by and issuance of an L/C on behalf of DW Animation hereunder shall constitute a representation and warranty by DW Animation as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

DW Animation hereby agrees that, so long as the Commitments remain in effect, any L/C remains outstanding, or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, DW Animation shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to each Lender (through the Administrative Agent):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of DW Animation, a copy of the consolidated balance sheet of DW Animation and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without qualification, by independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of DW Animation (commencing with the fiscal quarter ending September 30, 2004), the unaudited consolidated balance sheet of DW Animation and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of DW Animation and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as may be approved by such Responsible Officer or accountants, as the case may be, and disclosed therein).

6.2 Certificates; Other Information. Furnish to each Lender (through the Administrative Agent):

(a) within 15 days after the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Section 6.1(a) and within 15 days after the delivery of the financial statements referred to in Section 6.1(b), a certificate of a Responsible Officer (i) stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) including calculations in reasonable detail with respect to compliance with Sections 7.1 and 7.4 and (iii) certifying that the financial statements delivered for such period are fairly stated in all material respects (subject to normal year-end audit adjustments);

(c) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and within 15 days after the delivery of the financial statements referred to in Section 6.1(b), projections in form and scope reasonably acceptable to the Administrative Agent (the “Section 6.2 Projections”), for the Test Period commencing immediately after the fiscal period covered by such financial statements, including an operating budget and cash flow budget of DW Animation and its Subsidiaries for such period and sufficient information in reasonable detail to support the calculation of Projected Sources and Projected Uses for such Test Period, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Responsible Officer has no reason to believe they are incorrect or misleading in any material respect;

(d) no later than five Business Days prior to the effective date thereof, a copy of any amendment, supplement, waiver or other modification to any Organizational Agreement;

(e) promptly after the same become publicly available, copies of all periodic reports, proxy statements and other materials filed by DW Animation or any of its Subsidiaries with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange, or distributed by DW Animation or any of its Subsidiaries to its security holders generally, as the case may be;

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request; and

(g) no later than the 20th calendar day after the last Business Day of each calendar month, a certificate of a Responsible Officer setting forth an updated calculation of the Borrowing Availability as of such last Business Day of such calendar month; provided that DW Animation (i) shall be entitled to deliver at any time an updating certificate calculating the Borrowing Availability at such time and (ii) shall not be required to deliver such certificate if the Facility Exposure is zero on the date such certificate would otherwise be required to be delivered hereunder.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of DW Animation or its Subsidiaries, as the case may be or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business and Maintenance of Existence. Continue to engage in the entertainment business and preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of such business.

6.5 Compliance with Contractual Obligations and Laws. Comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.6 Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition and (b) maintain with financially sound and reputable insurance companies insurance in such form and upon such terms and in such amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, in each case (i) providing that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 10 days after receipt by the Administrative Agent of written notice thereof and (ii) naming the Administrative Agent as insured party or loss payee.

6.7 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit appropriate representatives of the Administrative Agent or any Lender to (i) visit and inspect any of its properties and examine and make abstracts from any of its financial records as often as may be reasonably requested, in each case during normal business hours and upon reasonable prior notice specifying the purpose of such visit and inspection, and (ii) discuss the business, operations, properties and financial and other condition of DW Animation and its Subsidiaries with officers and employees of DW Animation and its Subsidiaries and with DW Animation’s independent certified public accountants (any such discussion with such accountants to be in the presence of a Responsible Officer of DW Animation unless an Event of Default has occurred and is continuing). In light of the nature of the businesses in which DW Animation and its Subsidiaries will engage, it is understood and agreed that, unless an Event of Default has occurred and is continuing, DW Animation may limit the access of representatives of the Administrative Agent and any Lender to any property of DW Animation and its Subsidiaries if DW Animation determines in good faith, after consultation with the Administrative Agent, that such access to such property would significantly disrupt the normal conduct of the business conducted on such property.

6.8 Notices. Promptly give written notice to each Lender (through the Administrative Agent) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of DW Animation or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between DW Animation or any of its Subsidiaries and any other Person, which in the case of clause (i) or (ii) above, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect (including, in any event, notice of any such litigation or proceeding in which the amount involved is $15,000,000 or more and not covered by insurance);

(c) the following events, as soon as possible and in any event within 30 days after DW Animation knows thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or DW Animation or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan, to the extent that, in the case of clause (i) or (ii) above, the amount involved is $15,000,000 or more; and

(d) any development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, if any, DW Animation proposes to take with respect thereto.

6.9 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by DW Animation or any Loan Party (other than (x) any property that would have been excluded from the definition of Collateral as set forth in Section III of the Guarantee and Collateral Agreement if such property had been owned by DW Animation or any Grantor prior to the Closing Date, (y) any property described in paragraph (b), (c) or (d) below and (z) any property subject to a Lien expressly permitted by Section 7.2(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.2(g)), promptly (i) execute and deliver a first priority mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by DW Animation or its Subsidiaries (which for purposes of this paragraph (c) shall include any existing Subsidiary that ceases to be a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by DW Animation or its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 66% of the total issued and outstanding voting Capital Stock of any such new Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing the Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10 Further Assurances. DW Animation, at its expense, will take such action with respect to the recording, filing, re-recording and refiling of any financing statements or other instruments as are necessary to maintain, so long as this Agreement is in effect, the perfection of the security interests under this Agreement or the Loan Documents, or will furnish timely notice to the Administrative Agent of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable the Administrative Agent to take such action. DW Animation will notify the Administrative Agent in the event that any Loan Party intends to change its name on the public record of the state of its organization or its “location” (as such term is used in Article 9 of any applicable Uniform Commercial Code) at least 30 days before such change is made.

SECTION 7. NEGATIVE COVENANTS

DW Animation hereby agrees that, so long as the Commitments remain in effect, any L/C remains outstanding, or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, DW Animation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants

(a) As of the last day of any fiscal quarter (each such day, a “Test Date”) ending on or after September 30, 2004, permit the ratio of Projected Sources to Projected Uses for the twelve-month period (each such period, a “Test Period”) commencing on the date immediately succeeding such Test Date to be less than 1.20 to 1.0.

(b) Permit the Leverage Ratio to exceed at any time 0.35 to 1.0.

7.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of DW Animation or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of DW Animation or such Subsidiary;

(f) Liens in existence on the date hereof listed on Schedule 7.2(f);

(g) Liens securing Indebtedness of DW Animation and its Subsidiaries incurred to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens arising out of any financing or other transaction in which a Person purchases, factors or otherwise finances accounts receivable (or interests therein) of DW Animation or any of its Subsidiaries;

(i) rights of licensees under access agreements pursuant to which such licensees have access to duplicating material for the purpose of making prints of films licensed to them, and rights of distributors, exhibitors, licensees and other Persons in films created in connection with the distribution and exploitation of such films in the ordinary course of business and not securing any Indebtedness;

(j) Liens securing Indebtedness incurred in connection with acquiring rights to films in the ordinary course of business; provided that (i) the Indebtedness secured by such Liens does not constitute a general obligation of DW Animation or any of its Subsidiaries and that under the terms of such Indebtedness the lender thereof has recourse only to such films and the rights pertaining thereto and, in each case, to the proceeds thereof, (ii) such Liens shall be created substantially simultaneously with the acquisition or production of such films and (iii) such Liens do not at any time encumber any property other than the films being produced or acquired;

(k) Liens securing Indebtedness arising from advances to DW Animation or any of its Subsidiaries made by licensees of product in order to finance the production thereof; provided that the aggregate principal amount of such Indebtedness shall not exceed (as to DW Animation and all of its Subsidiaries) $50,000,000 at any time outstanding;

(l) Liens securing the performance of (i) DW Animation’s obligations to DreamWorks under the Distribution Agreement; provided that such Liens (x) cover only the “DWA Collateral” under and as defined in the Distribution Agreement as in effect on the Closing Date, (y) are junior to the Liens created pursuant to the Security Documents and (z) are subject to the Distribution Intercreditor

Agreement and (ii) DWA LLC’s obligations to DreamWorks under the Trademark License Agreement; provided that such Liens (x) cover only the “Licensed Marks” (and registrations thereof) under and as defined in the Trademark License Agreement as in effect on the Closing Date, (y) are junior to the Liens created pursuant to the Security Documents and (z) are subject to intercreditor arrangements acceptable to the Administrative Agent;

(m) Liens securing the HBO Subordinated Debt and obligations of DW Animation under the Attornment Agreement; provided that such Liens cover only the rights of DW Animation to receive payments of license fees from HBO in respect of license arrangements, distribution rights of HBO relating to films subject to such license arrangements and related collateral comparable in scope to those contained in the HBO License Agreement as in effect on the Closing Date;

(n) Liens created pursuant to the Security Documents; and

(o) Liens (not otherwise permitted hereunder) that secure Indebtedness not exceeding (as to DW Animation and all of its Subsidiaries) $25,000,000 in aggregate principal amount at any time outstanding.

7.3 Limitation on Fundamental Changes. In the case of DW Animation or any Subsidiary Guarantor, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of the property, business or assets of DW Animation and its Subsidiaries, taken as a whole, except:

(a) any Subsidiary Guarantor may be merged or consolidated with or into DW Animation (provided that DW Animation shall be the continuing or surviving entity) or with or into any other Subsidiary Guarantor; and

(b) any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to DW Animation or any other Subsidiary Guarantor.

7.4 Limitation on Distributions. Declare or make any distribution or other payment in respect of any Equity Interest in DW Animation (or any warrant, option or similar right in respect thereof) or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interest in DW Animation (or any warrant, option or similar right in respect thereof), whether now or hereafter outstanding, either directly or indirectly, whether in cash or property or in obligations of DW Animation or any Subsidiary, provided that, so long as no Event of Default shall have occurred and be continuing, DW Animation shall be permitted (a) to repurchase Equity Interests in DW Animation issued under the Employee Equity Plan, by means of cash payments (any such repurchase, an “Employee Equity Repurchase”), so long as the aggregate cash amount so expended in making such repurchases shall not exceed (i) $10,000,000 in any fiscal year plus (ii) any portion of the $10,000,000 available under clause (i) above in any previous fiscal year which has not been expended plus (iii) the aggregate cash proceeds received in connection with any sale of Equity Interests in DW Animation to any employee (other than Jeffrey Katzenberg) of DW Animation or any of its Subsidiaries after the Closing Date and on or prior to the date of such repurchase and (b) remit withholding and employment taxes to Federal, local and state taxing authorities, in an aggregate amount not to exceed $7,500,000, in connection with the delivery of shares of DW Animation Class A common stock to current or former employees of DreamWorks in connection with the Separation Transactions and the initial public offering of common stock of DW Animation.

7.5 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any of its Affiliate other than any such transaction (a) between a Subsidiary Guarantor and DW Animation or any other Subsidiary Guarantor which is otherwise permitted by this Agreement or (b) entered into by DW Animation or any of its Subsidiaries which is (i) otherwise permitted under this Agreement and (ii) upon terms no less favorable to DW Animation or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that the provisions of this Section 7.5 shall not apply to (y) transactions expressly permitted by the Distribution Agreement or the Services Agreement, dated on or prior to the Closing Date, between DreamWorks and DW Animation and (z) the agreements listed on Schedule 7.5 entered into in connection with the Separation Transactions.

7.6 Limitation on Negative Pledge Clauses. Enter into or suffer to exist any agreement, other than in connection with Indebtedness secured by any Lien permitted by Section 7.2 (in which case, any restriction shall only be effective against the assets subject to such Lien), which restricts the ability of DW Animation or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to exclusively secure with such property, assets or revenues the obligations of DW Animation hereunder or Guarantee Obligations in respect thereof.

7.7 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of DW Animation to (a) pay dividends or make any other distributions in respect of any Equity Interest in such Subsidiary held by, or pay any Indebtedness owed to, DW Animation or any Subsidiary of DW Animation, (b) make loans or advances to DW Animation or any Subsidiary of DW Animation or (c) transfer any of its assets to DW Animation or any other Subsidiary of DW Animation, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or any other agreements in effect on the Closing Date, (ii) any restrictions, with respect to a Subsidiary that is not a Subsidiary on the Effective Date, under any agreement in existence at the time such Subsidiary becomes a Subsidiary, (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, or (iv) any restrictions existing under any agreement that amends, refinances or replaces any agreement containing the restrictions referred to in clause (i), (ii) or (iii) above; provided that the terms and conditions of any such agreement are no less favorable to the Lenders than those under the agreement so amended, refinanced or replaced.

7.8 Limitation on Modification of Organizational Agreements. Amend, supplement, waive, terminate or otherwise modify, or consent or agree to any amendment, supplement, waiver, termination or other modification of or to, any of the terms of any Organizational Agreement in any manner which is adverse to the interests of the Lenders.

7.9 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any payment, prepayment, repurchase or redemption or otherwise defease or segregate funds (in each case whether in the form of cash, property or securities) with respect to principal, interest or other amounts in respect of the HBO Subordinated Debt, other than (i) scheduled payments of principal and payments of interest required by the terms of the HBO Subordinated Loan Agreement, in each case made at any time when no Remedies Bar Period (as defined in the HBO Subordinated Loan Agreement) and no Default or Event of Default under Section 8.1(a) hereof is in existence, (ii) the prepayment of up to $30,000,000 of HBO Subordinated Debt on the Closing Date, together with accrued and unpaid interest thereon to the date of prepayment and (iii) the repayment of up to $50,000,000 of HBO Subordinated Debt at maturity on November 1, 2007, together with accrued and unpaid interest to such date, so long as no Default or Event of Default shall be in existence or result therefrom.

(b) Amend, supplement, waive or otherwise modify, or consent or agree to any amendment, supplement, waiver or other modification to, any of the HBO Subordinated Debt Documents or the Universal Advance Documents in any manner which is materially adverse to the interests of the Lenders. A draft of any proposed amendment, supplement, waiver or other modification to any of the HBO Subordinated Debt Documents or Universal Advance Documents shall be furnished to the Administrative Agent no later than five Business Days prior to the proposed effective date thereof.

(c) Make or offer to make any payment, prepayment, repurchase or redemption in respect of, or otherwise optionally or voluntarily defease or segregate funds with respect to, the principal or interest in respect of any Specified Subordinated Indebtedness unless, on the date of such payment, after giving pro forma effect thereto and any financing thereof, (i) no Default or Event of Default shall be in existence (including pursuant to Section 7.1) and (ii) DW Animation would be able to borrow at least $50,000,000 of Loans in compliance with Section 5.2.

Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Specified Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon).

SECTION 8. REMEDIAL PROVISIONS

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) DW Animation shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof; or DW Animation shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by DW Animation or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) DW Animation shall default in the observance or performance of any agreement contained in Section 7; or

(d) DW Animation or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to DW Animation from the Administrative Agent or the Required Lenders; or

(e) DW Animation or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not constitute an Event of Default under this Agreement unless, at the time of such default, event or condition, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; provided further that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) with respect to Excluded Lease Debt shall not constitute an Event of Default under this Agreement unless, at the time of such default, event or condition, the amount of the Excluded Lease Debt exceeds (i) the aggregate Commitments then in effect and available minus (ii) the Facility Exposure then outstanding; or

(f) (i) DW Animation or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or DW Animation or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against DW Animation or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against DW Animation or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) DW Animation or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) DW Animation or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of DW Animation or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) DW Animation or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against DW Animation or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) Any of the Security Documents shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate thereof shall so assert, or any material Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) An amount of the Universal Advance in excess of $15,000,000 shall remain outstanding for more than five Business Days after the Universal Advance has become due and payable pursuant to the Universal Advance Documents; or

(k) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section 8.1 with respect to DW Animation, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding L/Cs shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to DW Animation declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to DW Animation, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding L/Cs shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all L/Cs with respect to which presentment for a drawing shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, DW Animation shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such L/Cs. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such L/Cs, and the unused portion thereof after all such L/Cs shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of DW Animation hereunder and under the other Loan Documents. After all such L/Cs shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of DW Animation hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to DW Animation.

Except as expressly provided above in this Section 8.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by DW Animation or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of DW Animation to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of DW Animation.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to DW Animation), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the obligations owing by DW Animation hereunder.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or DW Animation referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of DW Animation, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of DW Animation and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of DW Animation. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of DW Animation which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by DW Animation and without limiting the obligation of DW Animation to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the amounts owing hereunder) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with DW Animation as though the Agent were not an Agent. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by DW Animation (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 The Documentation Agent and Syndication Agent. None of the Documentation Agent or the Syndication Agent in its capacity as such shall have any rights, duties or responsibilities hereunder, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any of the Documentation Agent or the Syndication Agent in its capacity as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with DW Animation and, in the case of the Subsidiary Guaranty, the Subsidiary Guarantors, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) eliminate or reduce the voting rights of any Lender under this Section 10.1, reduce the amount or extend the scheduled date of maturity of any Loan, reduce the amount of any Reimbursement Obligation, or reduce the stated rate of any interest, fee or commission payable to any Lender hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the scheduled expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby; or (ii) reduce the percentage specified in the definition of the term “Required Lenders”, consent to the assignment or transfer by DW Animation of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all the Lenders; or (iii) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon DW Animation, the other Loan Parties, the Lenders, the Administrative Agent and all future holders of the obligations owing hereunder. In the case of any waiver (unless otherwise specified in such waiver), DW Animation, the other Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of DW Animation and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

DW Animation:	DreamWorks Animation SKG, Inc.
1000 Flower Street
Glendale, California 91201
Attention: Kristine M. Leslie
Telecopy: 818-695-6234

The Administrative
Agent:	JPMorgan Chase Bank Loan and
Agency Services Group
1111 Fannin
Houston, Texas 77002
Attention: Maryann Bui
Telecopy: 713-750-2878

with a copy to:	JPMorgan Chase Bank
1999 Avenue of the Stars, 27th Floor
Los Angeles, California 90067
Attention: Clark Hallren
Telecopy: 310-860-7260

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.4, 2.7, 2.9, 2.10 or 3.2 shall not be effective until received.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

10.5 Payment of Expenses and Taxes. DW Animation agrees (a) except as otherwise expressly agreed by the Administrative Agent in writing, to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent, (b) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the any amendment, supplement or modification to this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett, counsel to the Administrative Agent, (c) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (d) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold harmless each Lender, the L/C Issuer and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “indemnitee”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, fees, charges and disbursements of counsel to such indemnitee) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or any actual or proposed use of proceeds of any Loan (all the foregoing in this clause (e), collectively, the “indemnified liabilities”); provided that DW Animation shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent arising from the gross negligence or willful misconduct of such indemnitee. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the L/C Issuer that issues any LC), except that (i) DW Animation may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by DW Animation without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) DW Animation (such consent not to be unreasonably withheld); provided that no consent of DW Animation shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of DW Animation and the Administrative Agent otherwise consent; provided that (1) no such consent of DW Animation shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of DW Animation, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and DW Animation, the Administrative Agent, the L/C Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this

Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of DW Animation or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) DW Animation, the Administrative Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, DW Animation agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with DW Animation’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(c).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) DW Animation, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of DW Animation or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of DW Animation, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7 Adjustments; Set-off. (a) If any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan and/or of the Reimbursement Obligations owing to such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right following the occurrence and during the continuance of any Event of Default, without prior notice to DW Animation, any such notice being expressly waived by DW Animation to the extent permitted by applicable law, upon any amount becoming due and payable by DW Animation hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of DW Animation. Each Lender agrees promptly to notify DW Animation and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with DW Animation and the Administrative Agent.

10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the agreement of DW Animation, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. DW Animation hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to DW Animation at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. DW Animation hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to DW Animation arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and DW Animation, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among DW Animation and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action, including all such actions set forth in the Security Documents, requested by DW Animation having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated and no L/Cs shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents, the guarantee contained therein (subject to any provisions relating to reinstatement), the security interests granted therein and all other obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person, and all rights to the Collateral shall revert to the Grantors.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any Transferee or prospective Transferee which agrees to comply with the provisions of this Section 10.15, (c) to the employees, directors, officers, agents, attorneys, accountants, auditors and other professional advisors of such Lender or its affiliates, (d) upon the request or demand of any Governmental Authority having jurisdiction over the Administrative Agent or such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to applicable law or regulation, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 10.15, or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.16 WAIVERS OF JURY TRIAL. DREAMWORKS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 HBO Subordinated Loan Agreement. DW Animation hereby designates this Agreement as the “Senior Credit Agreement” for the purposes of the HBO Subordinated Loan Agreement. The Lenders hereby designate the Administrative Agent as the “Designated Senior Agent” for the purposes of the HBO Subordinated Loan Agreement.

10.18 Distribution Intercreditor Agreement. Each Lender acknowledges and agrees to the terms and conditions contained in the Distribution Intercreditor Agreement. Each Lender agrees to comply with the terms contained in the Distribution Intercreditor Agreement as if it were a party thereto.

10.19 Effective Date. The Agreement shall be effective as of the Effective Date; provided that the making of the representations and warranties contained in Section 4.17 and compliance with Section 7.2 shall not be required until the Closing Date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DREAMWORKS ANIMATION SKG, INC.

By:	/s/ Katherine Kendrick
Name:	Katherine Kendrick
Title:	General Counsel/Secretary

Signature Page

Dream Works SKG, Inc. Credit Agreement

JPMORGAN CHASE BANK,
as Administrative Agent and a Lender

By:	/s/ Garrett J. Verdone
Name:	Garrett J. Verdone
Title:	Senior Vice President

Signature Page

DreamWorks SKG, Inc. Credit Agreement

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